Exhibit 99.1
Coca-Cola Reports Continued Momentum and Strong Results in Third Quarter;
Raises Full-Year Guidance

Global Unit Case Volume Grew 6%

Net Revenues Grew 16%;
Organic Revenues (Non-GAAP) Grew 14%

Operating Income Grew 26%;
Comparable Currency Neutral Operating Income (Non-GAAP) Grew 11%

Operating Margin Was 28.9% Versus 26.6% in the Prior Year;
Comparable Operating Margin (Non-GAAP) Was 30.0% Versus 30.4% in the Prior Year

EPS Grew 41% to $0.57; Comparable EPS (Non-GAAP) Grew 18% to $0.65

ATLANTA, Oct. 27, 2021 – The Coca-Cola Company today reported strong third quarter 2021 results and year-to-date performance. “Our strategic transformation is enabling us to effectively navigate a dynamic environment and emerge stronger from the pandemic,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “We are updating our full-year guidance to reflect another quarter of momentum in the business. While the recovery continues to be asynchronous around the world, we are investing for growth to drive long-term value for the system. Our strong system alignment and networked organization are helping us unlock enormous potential in our brands and across our markets.”

Highlights

Quarterly Performance
•Revenues: Net revenues grew 16% to $10.0 billion, resulting in net revenues ahead of 2019, and organic revenues (non-GAAP) grew 14%. Revenue performance included 8% growth in concentrate sales and 6% growth in price/mix. Revenue growth was broad-based with particular strength in markets where coronavirus-related uncertainty is abating.
•Margin: Operating margin, which included items impacting comparability, was 28.9% versus 26.6% in the prior year, while comparable operating margin (non-GAAP) was 30.0% versus 30.4% in the prior year. Comparable operating margin (non-GAAP) compression was primarily driven by a significant increase in marketing investments versus the prior year, partially offset by strong revenue growth.
•Earnings per share: EPS grew 41% to $0.57, and comparable EPS (non-GAAP) grew 18% to $0.65. Comparable EPS (non-GAAP) growth included the impact of a 3-point currency tailwind.

•Market share: The company gained value share in total nonalcoholic ready-to-drink (NARTD) beverages, which included share gains in both at-home and away-from-home channels. The company’s value share in total NARTD beverages remains ahead of the 2019 level.
•Cash flow: Year-to-date cash flow from operations was $9.2 billion, up $3.0 billion versus the prior year, driven by strong business performance, five additional days in the first quarter and working capital initiatives. Year-to-date free cash flow (non-GAAP) was $8.5 billion, up $3.0 billion versus the prior year, driven by strong cash flow from operations.

Company Updates
•Business environment: Global unit case volume continued to benefit from ongoing recovery in many markets. Third quarter volume was ahead of 2019, and there was sequential improvement in volume versus the second quarter on a two-year basis driven by improved performance in away-from-home channels along with continued strength in at-home channels. While recovery continues to look different across markets and the supply chain environment remains dynamic, the company is progressing on its strategic transformation and is leveraging the networked organization to drive growth for the system.
•Engaging and attracting consumers through a new platform for Trademark Coca-Cola: The company has launched a new brand platform for Trademark Coca-Cola called “Real Magic,” the first in five years. The “Real Magic” brand philosophy is rooted in the insight that magic lives in unexpected moments of connection that elevate the everyday into the extraordinary. The platform includes a new design identity for the trademark, including a fresh expression called the Coca-Cola “Hug” logo. The company will engage consumers with experiences anchored in consumption occasions, such as meals and breaks, and aligned with consumer passion points like music, gaming and sports. The company launched the “Real Magic” platform with the “One Coke Away From Each Other” campaign, which runs through October and includes social, digital and out-of-home executions.
•Commitment to a World Without Waste: In 2018, the company launched the World Without Waste strategy, renewing a focus on creating a circular economy for plastic packaging and eliminating waste in the environment. In line with this strategy, the company made important changes to its policies, goals and partnerships. The company remains committed to being part of the solution to the plastics pollution problem and has made progress, but there is still much more to do. In a recently released report on plastic pollution from As You Sow, the company scored the highest (out of 50 companies) for its efforts in reducing plastic pollution, including its strong commitment to recycling, transparency for its packaging use and support for producer responsibility initiatives. Earlier this month, the company revealed a breakthrough prototype bottle – its first to be made from 100% plant-based plastic (bPET), excluding cap and label, produced using technologies that are intended to be commercially scaled and that have a lower carbon footprint than virgin oil-based plastics. Additionally, the system continues to make key investments to ensure access to recycled-content packaging material. The company’s bottling partner in Indonesia and Dynapack Asia announced the construction of a PET recycling facility in West Java that will create a closed-loop plastic packaging supply chain.
•Leveraging a streamlined portfolio to fuel the innovation pipeline: The company is building a strong innovation pipeline that leverages big bets as well as intelligent experimentation. The networked organization is lifting and shifting several local and regional brands to additional markets around the world, including Costa® ready-to-drink, in the key markets of Japan and China, and the dairy brand fairlife™ in China. The scaled launch of new and improved Coca-Cola® Zero Sugar has resulted in an increase in key consumer metrics and contributed approximately 25% of Trademark Coca-Cola’s growth in the third quarter. The company also continues to be consumer centric by using intelligent experimentation at the local market level, including the launch of Aquarius® with functional benefits and the extension of the Ayataka® tea brand with Ayataka Cafè in Japan.

Operating Review – Three Months Ended October 1, 2021
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	8	6	2	0	16	14	6
Europe, Middle East & Africa	8	5	0	0	13	13	8
Latin America	11	23	7	0	41	33	8
North America	7	5	0	0	13	13	4
Asia Pacific	5	(3)	2	0	3	2	3
Global Ventures[3]	20	19	8	0	47	39	15
Bottling Investments	3	6	4	0	13	9	3
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	26	12	3	11
Europe, Middle East & Africa	14	4	0	10
Latin America	48	8	10	30
North America	19	6	0	13
Asia Pacific	5	5	2	(2)
Global Ventures	—[4]	—	—	—
Bottling Investments	48	(33)	41	41

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	41	24	3	14

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator of underlying performance of the Global Ventures operating segment.
4 Reported operating income for Global Ventures for the three months ended October 1, 2021 was $114 million. Reported operating loss for Global Ventures for the three months ended September 25, 2020 was $31 million. Therefore, the percent change is not meaningful.

In addition to the data in the preceding tables, operating results included the following:

Consolidated
•Unit case volume grew 6% in the quarter, resulting in volume ahead of 2019, primarily led by developing and emerging markets. This was driven by ongoing recovery in markets where coronavirus-related uncertainty is abating, along with the benefit from cycling the impact of the pandemic last year. Growth in developing and emerging markets was led by India, Russia and Brazil, while growth in developed markets was led by the United States, Great Britain and Mexico.
Category performance was as follows:
◦Sparkling soft drinks grew 6%, resulting in volume ahead of 2019, driven by strong performance across all geographic operating segments. Trademark Coca-Cola grew 5%, resulting in volume ahead of 2019, led by Europe, Middle East & Africa and Latin America. Sparkling flavors grew 7%, resulting in even performance on a two-year basis, led by solid growth in both Trademark Sprite and Trademark Fanta.
◦Nutrition, juice, dairy and plant-based beverages grew 12%, a low single-digit acceleration versus 2019, due to solid performance by Minute Maid® Pulpy in China, Maaza® in India and Del Valle® in Mexico.
◦Hydration, sports, coffee and tea grew 6%. Hydration grew 5%, with growth across all geographic operating segments. Sports drinks grew 5%, resulting in volume ahead of 2019, primarily driven by the United States and Mexico. Tea grew 4%, led by growth in Hajime™ in Japan and Gold Peak® in the United States. Coffee grew 19%, primarily driven by the ongoing reopening of Costa® retail stores in the United Kingdom as coronavirus-related uncertainty continued to abate.
•Price/mix grew 6% for the quarter, primarily driven by pricing actions in the marketplace along with favorable channel and package mix due to cycling the impact of the pandemic last year. Concentrate sales were 2 points ahead of unit case volume in the quarter, primarily attributable to bottler inventory build to manage through near-term supply disruption. Year-to-date concentrate sales were 5 points ahead of unit case volume, primarily due to five additional days in the first quarter, along with cycling the timing of shipments in the prior year.
•Operating income grew 26%, which included items impacting comparability and a 4-point currency tailwind. Comparable currency neutral operating income (non-GAAP) grew 11%, driven by strong organic revenue (non-GAAP) growth across all operating segments, partially offset by a significant increase in marketing investments versus the prior year.

Europe, Middle East & Africa
•Unit case volume grew 8% in the quarter, a low single-digit acceleration versus 2019, driven by ongoing recovery in markets where coronavirus-related uncertainty is abating, along with the benefit from cycling the impact of the pandemic last year. Growth was led by Russia and Great Britain in Europe, Nigeria in Africa, and Turkey in Eurasia and Middle East.
•Price/mix grew 5% for the quarter, driven by favorable channel and package mix due to cycling the impact of the pandemic last year, along with the timing of deductions. Year-to-date concentrate sales were 6 points ahead of unit case volume, primarily due to five additional days in the first quarter, along with cycling the timing of shipments in the prior year.
•Operating income grew 14%, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 10%, primarily driven by strong organic revenue (non-GAAP) growth across all operating units, partially offset by a significant increase in marketing investments versus the prior year.
•The company gained value share in total NARTD beverages, which included share gains across most categories.

Latin America
•Unit case volume grew 8% in the quarter, resulting in volume ahead of 2019. On a two-year basis, away-from-home volume improved sequentially versus the second quarter, while at-home volume remained strong. Growth was led by Mexico, Brazil and Argentina, driven by solid performance of Trademark Coca-Cola and the hydration category.
•Price/mix grew 23%, driven by pricing actions in the marketplace along with favorable channel and package mix. For the quarter, concentrate sales were 3 points ahead of unit case volume, primarily attributable to bottler inventory build to manage through near-term supply disruption. Year-to-date concentrate sales were 6 points ahead of unit case volume, primarily due to five additional days in the first quarter and the timing of shipments in the current year.
•Operating income grew 48%, which included items impacting comparability and a 12-point currency tailwind. Comparable currency neutral operating income (non-GAAP) grew 30%, driven by strong organic revenue (non-GAAP) growth, partially offset by nearly doubling marketing investments versus the prior year.
•The company lost value share in total NARTD beverages as share gains in Brazil and Argentina were more than offset by share losses in Mexico and Bolivia.

North America
•Unit case volume grew 4% in the quarter. Growth was driven by recovery in the fountain business as coronavirus-related uncertainty continued to abate. Sparkling flavors and juice led the growth during the quarter.
•Price/mix grew 5% for the quarter, primarily driven by pricing actions in the marketplace, recovery in the fountain business and away-from-home channels, and solid growth in juice and dairy finished-goods brands. For the quarter, concentrate sales were 3 points ahead of unit case volume, primarily due to the timing of shipments in the current year. Year-to-date concentrate sales were 3 points ahead of unit case volume, primarily due to five additional days in the first quarter.
•Operating income grew 19%, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 13%, driven by strong organic revenue (non-GAAP) growth, partially offset by a significant increase in marketing investments versus the prior year.
•The company gained value share in total NARTD beverages led by recovery in away-from-home channels along with strong performance in at-home channels for sparkling flavors, sports drinks and dairy.

Asia Pacific
•Unit case volume grew 3% in the quarter, resulting in even performance on a two-year basis. Growth was driven by India and China, partially offset by pressure in Southeast Asia due to the impact of the pandemic. Growth was led by Trademark Coca-Cola and sparkling flavors.
•Price/mix declined 3%, negatively impacted by 3 points of geographic mix due to growth in emerging and developing markets outpacing developed markets. For the quarter, concentrate sales were 2 points ahead of unit case volume, primarily attributable to bottler inventory build to manage through near-term supply disruption. Year-to-date concentrate sales were 4 points ahead of unit case volume, primarily due to five additional days in the first quarter and the timing of shipments in the current year.
•Operating income grew 5%, which included a 2-point currency tailwind. Comparable currency neutral operating income (non-GAAP) declined 2%, driven by a significant increase in marketing investments versus the prior year, partially offset by solid organic revenue (non-GAAP) growth.
•The company gained value share in total NARTD beverages driven by share gains in Japan and the Philippines.

Global Ventures
•Net revenues grew 47% in the quarter, which included an 8-point currency tailwind. Organic revenues (non-GAAP) grew 39%. Revenue growth was primarily driven by the ongoing reopening of Costa retail stores in the United Kingdom as coronavirus-related uncertainty continued to abate.
•Operating income growth and comparable currency neutral operating income (non-GAAP) growth were driven by strong organic revenue (non-GAAP) growth.

Bottling Investments
•Unit case volume grew 3% in the quarter. Strong growth in India and South Africa was partially offset by pressure in Southeast Asia due to the impact of the pandemic.
•Price/mix grew 6%, driven by pricing and trade promotion optimization in most markets, along with a benefit from category and package mix.
•Operating income growth of 48% included a headwind from items impacting comparability and a 32-point tailwind from currency. Comparable currency neutral operating income (non-GAAP) grew 41%, driven by solid organic revenue (non-GAAP) growth along with effective cost management.

Operating Review – Nine Months Ended October 1, 2021
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	13	5	2	0	20	18	8
Europe, Middle East & Africa	15	4	2	0	20	18	9
Latin America	13	12	(1)	0	25	26	7
North America	8	7	0	0	14	14	5
Asia Pacific	13	0	4	0	17	13	9
Global Ventures[3]	24	13	10	0	47	37	18
Bottling Investments	13	5	3	0	21	18	11
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	30	8	2	20
Europe, Middle East & Africa	16	(1)	2	15
Latin America	27	2	0	25
North America	63	36	0	26
Asia Pacific	18	2	6	11
Global Ventures	—[4]	—	—	—
Bottling Investments	142	37	(10)	115

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	16	(10)	2	24

Note: Certain rows may not add due to rounding.

1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator of underlying performance of the Global Ventures operating segment.
4 Reported operating income for Global Ventures for the nine months ended October 1, 2021 was $215 million. Reported operating loss for Global Ventures for the nine months ended September 25, 2020 was $114 million. Therefore, the percent change is not meaningful.

Outlook
The 2021 and 2022 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full year 2021 projected organic revenues (non-GAAP) to full year 2021 projected reported net revenues, full year 2021 projected comparable net revenues (non-GAAP) to full year 2021 projected reported net revenues, full year 2021 projected underlying effective tax rate (non-GAAP) to full year 2021 projected reported effective tax rate, full year 2021 projected comparable EPS (non-GAAP) to full year 2021 projected reported EPS, full year 2022 projected comparable net revenues (non-GAAP) to full year 2022 projected reported net revenues, full year 2022 projected comparable cost of goods sold (non-GAAP) to full year 2022 projected reported cost of goods sold, or full year 2022 projected comparable EPS (non-GAAP) to full year 2022 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates throughout 2021 and 2022; the exact timing and amount of acquisitions, divestitures and/or structural changes throughout 2021 and 2022; the exact timing and amount of items impacting comparability throughout 2021 and 2022; and the actual impact of changes in commodity costs throughout 2022. The unavailable information could have a significant impact on the company’s full year 2021 and full year 2022 reported financial results.
Full Year 2021
The company expects to deliver organic revenue (non-GAAP) growth of 13% to 14%. – Updated
For comparable net revenues (non-GAAP), the company expects a 1% to 2% currency tailwind based on the current rates and including the impact of hedged positions. – Unchanged
The company’s underlying effective tax rate (non-GAAP) is estimated to be 18.6%. This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail. – Updated
Given the above considerations, the company expects to deliver comparable EPS (non-GAAP) growth of 15% to 17% versus $1.95 in 2020. – Updated
Comparable EPS (non-GAAP) percentage growth includes a 2% to 3% currency tailwind based on the current rates and including the impact of hedged positions. – Unchanged
The company expects to generate free cash flow (non-GAAP) of approximately $10.5 billion through cash flow from operations of approximately $12.0 billion less capital expenditures of approximately $1.5 billion. This does not include any potential payments related to the ongoing tax litigation with the U.S. Internal Revenue Service. – Updated
Fourth Quarter 2021 Considerations – New
Comparable net revenues (non-GAAP) are expected to include an approximate even currency impact based on the current rates and including the impact of hedged positions.
Comparable EPS (non-GAAP) is expected to include an approximate 2% currency tailwind based on the current rates and including the impact of hedged positions.
The fourth quarter has six fewer days compared to fourth quarter 2020.

Full Year 2022 – New
The company is providing the following considerations for 2022:
•The company is confident in the underlying momentum in the business, supported by our transformation work, innovation agenda, and a more efficient and effective approach to marketing.
•The company expects elevated commodity inflation, and comparable cost of goods sold (non-GAAP) is expected to include a mid single-digit percentage commodity headwind based on the current rates and including the impact of hedged positions.
•Additionally, the company will continue to invest in the marketplace to support ongoing growth in organic revenues (non-GAAP).
•The company is providing the initial currency outlook for full year 2022 as follows:
◦Comparable net revenues (non-GAAP) are expected to include an approximate 2% to 3% currency headwind based on the current rates and including the impact of hedged positions.
◦Comparable EPS (non-GAAP) is expected to include an approximate 2% to 3% currency headwind based on the current rates and including the impact of hedged positions.
•The company will provide full year 2022 guidance when it reports fourth quarter earnings.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period, unless otherwise noted.
•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. “Unit case” means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products which are primarily measured in number of transactions. “Unit case volume” means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•“Concentrate sales” represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in equivalent unit cases) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, “concentrate sales” represents the amount of coffee (in all instances expressed in equivalent unit cases) sold by the company to customers or consumers. In the reconciliation of reported net revenues, “concentrate sales” represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment after considering the impact of structural changes, if any. For the Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.
•“Price/mix” represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.
•First quarter 2021 financial results were impacted by five additional days as compared to first quarter 2020, and fourth quarter 2021 financial results will be impacted by six fewer days as compared to fourth quarter 2020. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss third quarter 2021 operating results today, Oct. 27, 2021, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the “Investors” section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the “Investors” section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.
Contacts:
Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	October 1, 2021	September 25, 2020	% Change
Net Operating Revenues	$10,042	$8,652	16
Cost of goods sold	3,977	3,471	15
Gross Profit	6,065	5,181	17
Selling, general and administrative expenses	3,122	2,511	24
Other operating charges	45	372	(88)
Operating Income	2,898	2,298	26
Interest income	68	82	(17)
Interest expense	210	660	(68)
Equity income (loss) — net	455	431	6
Other income (loss) — net	(127)	30	—
Income Before Income Taxes	3,084	2,181	41
Income taxes	609	441	38
Consolidated Net Income	2,475	1,740	42
Less: Net income (loss) attributable to noncontrolling interests	4	3	65
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,471	$1,737	42
Basic Net Income Per Share[1]	$0.57	$0.40	42
Diluted Net Income Per Share[1]	$0.57	$0.40	41
Average Shares Outstanding	4,318	4,296	1
Effect of dilutive securities	26	25	4
Average Shares Outstanding Assuming Dilution	4,344	4,321	1
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Nine Months Ended
	October 1, 2021	September 25, 2020	% Change
Net Operating Revenues	$29,191	$24,403	20
Cost of goods sold	11,269	9,855	14
Gross Profit	17,922	14,548	23
Selling, general and administrative expenses	8,808	7,142	23
Other operating charges	478	747	(36)
Operating Income	8,636	6,659	30
Interest income	205	294	(30)
Interest expense	1,432	1,127	27
Equity income (loss) — net	1,136	774	47
Other income (loss) — net	920	788	17
Income Before Income Taxes	9,465	7,388	28
Income taxes	2,111	1,094	93
Consolidated Net Income	7,354	6,294	17
Less: Net income (loss) attributable to noncontrolling interests	(3)	3	—
Net Income Attributable to Shareowners of The Coca-Cola Company	$7,357	$6,291	17
Basic Net Income Per Share[1]	$1.71	$1.47	16
Diluted Net Income Per Share[1]	$1.70	$1.46	16
Average Shares Outstanding	4,313	4,293	0
Effect of dilutive securities	24	28	(10)
Average Shares Outstanding Assuming Dilution	4,337	4,321	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	October 1, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$11,301	$6,795
Short-term investments	1,844	1,771
Total Cash, Cash Equivalents and Short-Term Investments	13,145	8,566
Marketable securities	1,724	2,348
Trade accounts receivable, less allowances of $534 and $526, respectively	3,889	3,144
Inventories	3,182	3,266
Prepaid expenses and other assets	2,300	1,916
Total Current Assets	24,240	19,240
Equity method investments	18,284	19,273
Other investments	897	812
Other assets	6,490	6,184
Deferred income tax assets	2,237	2,460
Property, plant and equipment — net	10,058	10,777
Trademarks with indefinite lives	10,449	10,395
Goodwill	17,455	17,506
Other intangible assets	496	649
Total Assets	$90,606	$87,296
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$12,830	$11,145
Loans and notes payable	1,866	2,183
Current maturities of long-term debt	448	485
Accrued income taxes	846	788
Total Current Liabilities	15,990	14,601
Long-term debt	39,394	40,125
Other liabilities	8,401	9,453
Deferred income tax liabilities	2,688	1,833
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	17,929	17,601
Reinvested earnings	68,494	66,555
Accumulated other comprehensive income (loss)	(14,250)	(14,601)
Treasury stock, at cost — 2,721 and 2,738 shares, respectively	(51,754)	(52,016)
Equity Attributable to Shareowners of The Coca-Cola Company	22,179	19,299
Equity attributable to noncontrolling interests	1,954	1,985
Total Equity	24,133	21,284
Total Liabilities and Equity	$90,606	$87,296

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Nine Months Ended
	October 1, 2021	September 25, 2020
Operating Activities
Consolidated net income	$7,354	$6,294
Depreciation and amortization	1,111	1,106
Stock-based compensation expense	236	88
Deferred income taxes	726	10
Equity (income) loss — net of dividends	(621)	(565)
Foreign currency adjustments	(5)	(145)
Significant (gains) losses — net	(498)	(899)
Other operating charges	243	671
Other items	517	562
Net change in operating assets and liabilities	168	(902)
Net Cash Provided by Operating Activities	9,231	6,220
Investing Activities
Purchases of investments	(4,732)	(12,051)
Proceeds from disposals of investments	5,294	6,482
Acquisitions of businesses, equity method investments and nonmarketable securities	(11)	(989)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	1,950	46
Purchases of property, plant and equipment	(728)	(759)
Proceeds from disposals of property, plant and equipment	65	156
Other investing activities	81	43
Net Cash Provided by (Used in) Investing Activities	1,919	(7,072)
Financing Activities
Issuances of debt	11,848	26,898
Payments of debt	(13,037)	(17,977)
Issuances of stock	493	514
Purchases of stock for treasury	(104)	(93)
Dividends	(5,437)	(3,522)
Other financing activities	(354)	153
Net Cash Provided by (Used in) Financing Activities	(6,591)	5,973
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	(56)	(36)
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	4,503	5,085
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	7,110	6,737
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Period	11,613	11,822
Less: Restricted cash and restricted cash equivalents at end of period	312	437
Cash and Cash Equivalents at End of Period	$11,301	$11,385

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	October 1, 2021	September 25, 2020	% Fav. / (Unfav.)	October 1, 2021	September 25, 2020	% Fav. / (Unfav.)	October 1, 2021	September 25, 2020	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,915	$1,693	13	$1,028	$903	14	$1,050	$925	14
Latin America	1,137	809	41	712	483	48	716	476	50
North America	3,479	3,088	13	868	727	19	630	738	(15)
Asia Pacific	1,374	1,334	3	594	564	5	604	575	5
Global Ventures	753	513	47	114	(31)	—	116	(29)	—
Bottling Investments	1,665	1,475	13	81	55	48	462	398	16
Corporate	25	6	294	(499)	(403)	(24)	(494)	(902)	45
Eliminations	(306)	(266)	(15)	—	—	—	—	—	—
Consolidated	$10,042	$8,652	16	$2,898	$2,298	26	$3,084	$2,181	41
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended October 1, 2021, intersegment revenues were $157 million for Europe, Middle East & Africa, $1 million for North America, $145 million for Asia Pacific, $2 million for Bottling Investments and $1 million for Corporate. During the three months ended September 25, 2020, intersegment revenues were $137 million for Europe, Middle East & Africa, $1 million for North America, $127 million for Asia Pacific and $1 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Nine Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	October 1, 2021	September 25, 2020	% Fav. / (Unfav.)	October 1, 2021	September 25, 2020	% Fav. / (Unfav.)	October 1, 2021	September 25, 2020	% Fav. / (Unfav.)
Europe, Middle East & Africa	$5,555	$4,628	20	$2,990	$2,578	16	$3,049	$2,632	16
Latin America	3,113	2,494	25	1,942	1,526	27	1,952	1,455	34
North America	9,797	8,586	14	2,610	1,603	63	2,405	1,623	48
Asia Pacific	4,279	3,645	17	2,046	1,727	18	2,078	1,749	19
Global Ventures	2,030	1,381	47	215	(114)	—	221	(114)	—
Bottling Investments	5,299	4,396	21	314	130	142	1,201	762	58
Corporate	59	25	133	(1,481)	(791)	(87)	(1,441)	(719)	(101)
Eliminations	(941)	(752)	(25)	—	—	—	—	—	—
Consolidated	$29,191	$24,403	20	$8,636	$6,659	30	$9,465	$7,388	28
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the nine months ended October 1, 2021, intersegment revenues were $461 million for Europe, Middle East & Africa, $4 million for North America, $468 million for Asia Pacific, $7 million for Bottling Investments and $1 million for Corporate. During the nine months ended September 25, 2020, intersegment revenues were $364 million for Europe, Middle East & Africa, $3 million for North America, $381 million for Asia Pacific and $4 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: “comparable net revenues,” “comparable currency neutral net revenues,” “organic revenues,” “comparable cost of goods sold,” “comparable operating margin,” “underlying operating margin,” “comparable operating income,” “comparable currency neutral operating income,” “comparable EPS,” “comparable currency neutral EPS,” “underlying effective tax rate” and “free cash flow,” each of which is defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•“Currency neutral operating results” are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•“Structural changes” generally refer to acquisitions and divestitures of bottling operations, including the impact of intercompany transactions between our operating segments.
•“Comparable net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of changes in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company’s revenue performance and trends by improving their ability to compare our period-to-period results. “Organic revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company’s ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. There were no adjustments related to acquisitions, divestitures and structural changes for the three and nine months ended October 1, 2021. In 2020, the company discontinued our Odwalla juice business. The impact of discontinuing our Odwalla juice business has been included in acquisitions, divestitures and structural changes in our analysis of net operating revenues on a consolidated basis as well as for the North America operating segment.
•“Comparable cost of goods sold” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). Management believes comparable cost of goods sold (non-GAAP) provides users with useful supplemental information regarding the company’s ongoing cost of goods sold by improving their ability to compare our period-to-period results.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
•“Comparable operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of changes in foreign currency exchange rates. “Comparable operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Underlying operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of changes in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Comparable EPS” and “comparable currency neutral EPS” are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Underlying effective tax rate” is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•“Free cash flow” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company’s performance and make resource allocation decisions.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company’s ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability.” Items impacting comparability include, but are not limited to, asset impairments, charges related to our strategic realignment initiatives, charges related to our productivity and reinvestment initiatives, and transaction gains/losses, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results (“currency neutral operating results” defined above).

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Asset Impairments
During the nine months ended September 25, 2020, the company recorded impairment charges of $160 million related to discontinuing our Odwalla juice business, and recorded an impairment charge of $55 million related to a trademark in North America, which was driven by the impact of the COVID-19 pandemic, revised projections of future operating results and a change in brand focus in the company’s portfolio. The company also recorded an other-than-temporary impairment charge of $38 million related to one of our equity method investees in Latin America and an impairment charge of $26 million associated with an investment in an equity security without a readily determinable fair value. These impairment charges were primarily driven by revised projections of future operating results. The company also recorded a charge of $13 million for the impairment of goodwill in our bottling operations in the Middle East, which was primarily driven by a change in sugar tax laws, and recorded impairment charges totaling $10 million related to several trademarks in Latin America, which were primarily driven by the impact of the COVID-19 pandemic and management’s view of the timing and extent of recovery.
Strategic Realignment
In August 2020, the company announced strategic steps to transform our organizational structure in an effort to better enable us to capture growth in the fast-changing marketplace. The company is building a networked global organization comprised of operating units, category leads, platform services and the center. The operating units are highly interconnected with more consistency in the structure and a focus on eliminating duplication of resources and scaling new products more quickly. The global marketing category leadership teams primarily focus on innovation, marketing efficiency and effectiveness. The center provides strategy, governance and scale for global initiatives. The operating units, global marketing category leadership teams, and the center are supported by platform services, which focuses on providing efficient and scaled global services and capabilities including, but not limited to, governance, transactional work, data management, consumer analytics, digital commerce and social/digital hubs. During the three and nine months ended October 1, 2021, the company recorded charges of $25 million and $230 million, respectively, which were primarily related to severance costs and pension settlement charges associated with our strategic realignment initiatives. During the three and nine months ended September 25, 2020, the company recorded charges of $343 million primarily related to severance costs associated with our strategic realignment initiatives.
Productivity and Reinvestment
During the three and nine months ended October 1, 2021, the company recorded charges of $31 million and $71 million, respectively. During the three and nine months ended September 25, 2020, the company recorded charges of $10 million and $71 million, respectively. The costs incurred were primarily related to certain remaining initiatives designed to further simplify and standardize our organization. We expect most of these initiatives to be completed by the end of 2022; however, certain initiatives may extend into 2023.
Equity Investees
During the three and nine months ended October 1, 2021, the company recorded a net gain of $18 million and a net charge of $5 million, respectively. During the three and nine months ended September 25, 2020, the company recorded net charges of $27 million and $128 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three and nine months ended October 1, 2021, the company recorded charges of $12 million and $263 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with the fairlife, LLC (“fairlife”) acquisition. Additionally, during the three and nine months ended October 1, 2021, the company recognized gains totaling $76 million related to the sale of a portion of our ownership interests in certain unconsolidated bottling operations.
During the nine months ended October 1, 2021, the company recorded a net gain, including transaction costs, of $694 million related to the sale of our ownership interest in Coca-Cola Amatil Limited, an equity method investee.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
During the three and nine months ended September 25, 2020, the company recorded charges of $18 million and $47 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with the fairlife acquisition.
During the nine months ended September 25, 2020, the company recognized a gain of $902 million in conjunction with our acquisition of the remaining ownership interest in fairlife, which resulted from the remeasurement of our previously held equity interest in fairlife to fair value. The company also recognized gains totaling $23 million related to the sale of a portion of our ownership interests in certain unconsolidated bottling operations and a gain of $2 million related to the 2017 refranchising of our China bottling operations, resulting from post-closing adjustments as contemplated by the related agreements.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, certain interest rate risk, and the price risk associated with the purchase of materials used in our manufacturing processes as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized in earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three and nine months ended October 1, 2021, the net impact of the company’s adjustment related to our economic hedging activities resulted in increases of $63 million and $48 million, respectively, to our non-GAAP income before income taxes.
During the three and nine months ended September 25, 2020, the net impact of the company’s adjustment related to our economic hedging activities resulted in decreases of $50 million and $18 million, respectively, to our non-GAAP income before income taxes.
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three and nine months ended October 1, 2021, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in an increase of $29 million and a decrease of $277 million, respectively, to our non-GAAP income before income taxes.
During the three and nine months ended September 25, 2020, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in increases of $7 million and $125 million, respectively, to our non-GAAP income before income taxes.
Extinguishment of Long-Term Debt
During the nine months ended October 1, 2021, the company recorded charges of $650 million related to the extinguishment of long-term debt.
During the three and nine months ended September 25, 2020, the company recorded charges of $405 million related to the extinguishment of long-term debt.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Other
During the three and nine months ended October 1, 2021, the company recorded net charges of $273 million and $308 million, respectively, related to restructuring our manufacturing operations in the United States. During the three and nine months ended October 1, 2021, the company also recorded charges of $1 million and $14 million, respectively, related to tax litigation expense.
During the three and nine months ended September 25, 2020, the company recorded charges of $25 million and $69 million, respectively, related to restructuring our manufacturing operations in the United States. During the three and nine months ended September 25, 2020, the company also recorded a net gain of $2 million and net charges of $37 million, respectively, related to discontinuing our Odwalla juice business.
Certain Tax Matters
During the three and nine months ended October 1, 2021, the company recorded $12 million and $42 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. Additionally, during the three and nine months ended October 1, 2021, the company recorded net tax expense of $84 million and $121 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items, including the tax impact of agreed-upon audit issues, and recorded tax expense of $3 million and $23 million, respectively, associated with return to provision adjustments.
During the nine months ended October 1, 2021, the company recorded a tax benefit of $28 million related to the reversal of a valuation allowance on an equity method investment. Additionally, during the nine months ended October 1, 2021, the company recorded net tax expense of $177 million related to changes in tax laws in certain foreign jurisdictions.
During the three and nine months ended September 25, 2020, the company recorded $4 million and $61 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. During the three and nine months ended September 25, 2020, the company recorded net tax benefits of $44 million and $63 million, respectively, primarily associated with return to provision adjustments. During the three and nine months ended September 25, 2020, the company also recorded net tax expense of $9 million and a net tax benefit of $30 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items. During the three and nine months ended September 25, 2020, the company recorded $54 million and $16 million, respectively, of net tax expense related to changes in tax laws in certain foreign jurisdictions.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended October 1, 2021
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$10,042	$3,977	$6,065	60.4%	$3,122	$45	$2,898	28.9%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	(4)	4
Productivity and Reinvestment	—	—	—		—	(31)	31
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(12)	12
Other Items	2	(69)	71		—	2	69
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$10,044	$3,908	$6,136	61.1%	$3,122	$—	$3,014	30.0%

	Three Months Ended September 25, 2020
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$8,652	$3,471	$5,181	59.9%	$2,511	$372	$2,298	26.6%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	(332)	332
Productivity and Reinvestment	—	—	—		—	(10)	10
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(18)	18
Other Items	(4)	37	(41)		—	(12)	(29)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$8,648	$3,508	$5,140	59.4%	$2,511	$—	$2,629	30.4%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	16	15	17		24	(88)	26
% Currency Impact	2	1	3		2	—	4
% Change — Currency Neutral (Non-GAAP)	14	14	14		22	—	22

% Change — Comparable (Non-GAAP)	16	11	19		24	—	15
% Comparable Currency Impact (Non-GAAP)	2	1	3		2	—	3
% Change — Comparable Currency Neutral (Non-GAAP)	14	11	17		22	—	11
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended October 1, 2021
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$210	$455	$(127)	$3,084	$609	19.7%	$2,471	$0.57
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Strategic Realignment	—	—	21	25	6		19	—
Productivity and Reinvestment	—	—	—	31	7		24	0.01
Equity Investees	—	(18)	—	(18)	(6)		(12)	—
Transaction Gains/Losses	—	—	(76)	(64)	(30)		(34)	(0.01)
Other Items	6	—	303	366	92		274	0.06
Certain Tax Matters	—	—	—	—	(75)		75	0.02
Comparable (Non-GAAP)	$216	$437	$121	$3,424	$603	17.6% [2]	$2,817	$0.65

	Three Months Ended September 25, 2020
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$660	$431	$30	$2,181	$441	20.2%	$1,737	$0.40
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Strategic Realignment	—	—	11	343	82		261	0.06
Productivity and Reinvestment	—	—	—	10	2		8	—
Equity Investees	—	27	—	27	1		26	0.01
Transaction Gains/Losses	—	—	—	18	5		13	—
Other Items	(405)	—	9	385	62		323	0.07
Certain Tax Matters	—	—	—	—	(15)		15	—
Comparable (Non-GAAP)	$255	$458	$50	$2,964	$578	19.5%	$2,383	$0.55

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	(68)	6	—	41	38		42	41
% Change — Comparable (Non-GAAP)	(15)	(4)	146	16	5		18	18
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Nine Months Ended October 1, 2021
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$29,191	$11,269	$17,922	61.4%	$8,808	$478	$8,636	29.6%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	(126)	126
Productivity and Reinvestment	—	—	—		—	(71)	71
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		(5)	(263)	268
Other Items	(3)	99	(102)		—	(18)	(84)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$29,188	$11,368	$17,820	61.1%	$8,803	$—	$9,017	30.9%

	Nine Months Ended September 25, 2020
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$24,403	$9,855	$14,548	59.6%	$7,142	$747	$6,659	27.3%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(238)	238
Strategic Realignment	—	—	—		—	(332)	332
Productivity and Reinvestment	—	—	—		—	(71)	71
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(47)	47
Other Items	(7)	(18)	11		—	(59)	70
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$24,396	$9,837	$14,559	59.7%	$7,142	$—	$7,417	30.4%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	20	14	23		23	(36)	30
% Currency Impact	2	2	2		3	—	2
% Change — Currency Neutral (Non-GAAP)	18	13	21		21	—	28

% Change — Comparable (Non-GAAP)	20	16	22		23	—	22
% Comparable Currency Impact (Non-GAAP)	2	2	2		3	—	2
% Change — Comparable Currency Neutral (Non-GAAP)	18	14	20		21	—	20
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Nine Months Ended October 1, 2021
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$1,432	$1,136	$920	$9,465	$2,111	22.3%	$7,357	$1.70
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Strategic Realignment	—	—	104	230	50		180	0.04
Productivity and Reinvestment	—	—	—	71	19		52	0.01
Equity Investees	—	5	—	5	(10)		15	—
Transaction Gains/Losses	—	—	(775)	(507)	(185)		(322)	(0.07)
Other Items	(827)	—	—	743	127		616	0.14
Certain Tax Matters	—	—	—	—	(251)		251	0.06
Comparable (Non-GAAP)	$605	$1,141	$249	$10,007	$1,861	18.6% [2]	$8,149	$1.88

	Nine Months Ended September 25, 2020
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$1,127	$774	$788	$7,388	$1,094	14.8%	$6,291	$1.46
Items Impacting Comparability:
Asset Impairments	—	—	64	302	61		241	0.06
Strategic Realignment	—	—	11	343	82		261	0.06
Productivity and Reinvestment	—	—	—	71	16		55	0.01
Equity Investees	—	128	—	128	4		124	0.03
Transaction Gains/Losses	—	—	(927)	(880)	44		(924)	(0.21)
Other Items	(405)	—	143	618	115		503	0.12
Certain Tax Matters	—	—	—	—	138		(138)	(0.03)
Comparable (Non-GAAP)	$722	$902	$79	$7,970	$1,554	19.5%	$6,413	$1.48

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	27	47	17	28	93		17	16
% Change — Comparable (Non-GAAP)	(16)	27	217	26	20		27	27
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Diluted Net Income Per Share:
Three Months Ended October 1, 2021
% Change — Reported (GAAP)	41
% Currency Impact	5
% Change — Currency Neutral (Non-GAAP)	37

% Impact of Items Impacting Comparability (Non-GAAP)	24
% Change — Comparable (Non-GAAP)	18
% Comparable Currency Impact (Non-GAAP)	3
% Change — Comparable Currency Neutral (Non-GAAP)	14

Nine Months Ended October 1, 2021
% Change — Reported (GAAP)	16
% Currency Impact	2
% Change — Currency Neutral (Non-GAAP)	15

% Impact of Items Impacting Comparability (Non-GAAP)	(10)
% Change — Comparable (Non-GAAP)	27
% Comparable Currency Impact (Non-GAAP)	2
% Change — Comparable Currency Neutral (Non-GAAP)	24
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended October 1, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,915	$1,137	$3,479	$1,374	$753	$1,665	$25	$(306)	$10,042
Items Impacting Comparability:
Other Items	(1)	(1)	—	4	—	—	—	—	2
Comparable (Non-GAAP)	$1,914	$1,136	$3,479	$1,378	$753	$1,665	$25	$(306)	$10,044

	Three Months Ended September 25, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,693	$809	$3,088	$1,334	$513	$1,475	$6	$(266)	$8,652
Items Impacting Comparability:
Other Items	(5)	4	(2)	1	—	—	(2)	—	(4)
Comparable (Non-GAAP)	$1,688	$813	$3,086	$1,335	$513	$1,475	$4	$(266)	$8,648

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	13	41	13	3	47	13	294	(15)	16
% Currency Impact	0	7	0	2	8	4	(17)	—	2
% Change — Currency Neutral (Non-GAAP)	13	33	12	2	39	9	311	—	14
% Acquisitions, Divestitures and Structural Changes	0	0	0	0	0	0	0	—	0
% Change — Organic Revenues (Non-GAAP)	13	33	13	2	39	9	311	—	14

% Change — Comparable (Non-GAAP)	13	40	13	3	47	13	383	—	16
% Comparable Currency Impact (Non-GAAP)	0	6	0	2	8	4	1	—	2
% Change — Comparable Currency Neutral (Non-GAAP)	13	33	12	2	39	9	382	—	14
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Nine Months Ended October 1, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$5,555	$3,113	$9,797	$4,279	$2,030	$5,299	$59	$(941)	$29,191
Items Impacting Comparability:
Other Items	—	(1)	—	(2)	—	—	—	—	(3)
Comparable (Non-GAAP)	$5,555	$3,112	$9,797	$4,277	$2,030	$5,299	$59	$(941)	$29,188

	Nine Months Ended September 25, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$4,628	$2,494	$8,586	$3,645	$1,381	$4,396	$25	$(752)	$24,403
Items Impacting Comparability:
Other Items	(5)	4	2	1	—	—	(9)	—	(7)
Comparable (Non-GAAP)	$4,623	$2,498	$8,588	$3,646	$1,381	$4,396	$16	$(752)	$24,396

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	20	25	14	17	47	21	133	(25)	20
% Currency Impact	2	(1)	0	4	10	3	(31)	—	2
% Change — Currency Neutral (Non-GAAP)	18	26	14	13	37	18	164	—	18
% Acquisitions, Divestitures and Structural Changes	0	0	0	0	0	0	0	—	0
% Change — Organic Revenues (Non-GAAP)	18	26	14	13	37	18	164	—	18

% Change — Comparable (Non-GAAP)	20	25	14	17	47	21	247	—	20
% Comparable Currency Impact (Non-GAAP)	2	(1)	0	4	10	3	3	—	2
% Change — Comparable Currency Neutral (Non-GAAP)	18	26	14	13	37	18	245	—	18
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended October 1, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,028	$712	$868	$594	$114	$81	$(499)	$2,898
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Strategic Realignment	2	—	1	—	—	—	1	4
Productivity and Reinvestment	—	—	—	—	—	—	31	31
Transaction Gains/Losses	—	—	—	—	—	—	12	12
Other Items	(1)	(1)	71	4	(4)	(1)	1	69
Comparable (Non-GAAP)	$1,029	$711	$940	$598	$110	$80	$(454)	$3,014

	Three Months Ended September 25, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$903	$483	$727	$564	$(31)	$55	$(403)	$2,298
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Strategic Realignment	41	22	121	32	—	—	116	332
Productivity and Reinvestment	(3)	—	—	—	—	—	13	10
Transaction Gains/Losses	—	—	—	—	—	—	18	18
Other Items	(5)	4	(19)	1	4	(11)	(3)	(29)
Comparable (Non-GAAP)	$936	$509	$829	$597	$(27)	$44	$(259)	$2,629

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	14	48	19	5	—	48	(24)	26
% Currency Impact	(1)	12	0	2	—	32	1	4
% Change — Currency Neutral (Non-GAAP)	15	36	19	4	—	16	(26)	22

% Impact of Items Impacting Comparability (Non-GAAP)	4	8	6	5	—	(33)	53	12
% Change — Comparable (Non-GAAP)	10	40	13	0	—	82	(77)	15
% Comparable Currency Impact (Non-GAAP)	0	10	0	2	—	41	3	3
% Change — Comparable Currency Neutral (Non-GAAP)	10	30	13	(2)	—	41	(79)	11
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Nine Months Ended October 1, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$2,990	$1,942	$2,610	$2,046	$215	$314	$(1,481)	$8,636
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Strategic Realignment	63	11	14	13	—	—	25	126
Productivity and Reinvestment	—	—	—	—	—	—	71	71
Transaction Gains/Losses	—	—	—	—	—	—	268	268
Other Items	—	(1)	(67)	(2)	(4)	(24)	14	(84)
Comparable (Non-GAAP)	$3,053	$1,952	$2,557	$2,057	$211	$290	$(1,103)	$9,017

	Nine Months Ended September 25, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$2,578	$1,526	$1,603	$1,727	$(114)	$130	$(791)	$6,659
Items Impacting Comparability:
Asset Impairments	—	10	215	—	—	13	—	238
Strategic Realignment	41	22	121	32	—	—	116	332
Productivity and Reinvestment	(3)	—	—	—	—	—	74	71
Transaction Gains/Losses	—	—	—	—	—	—	47	47
Other Items	(5)	4	81	1	5	(2)	(14)	70
Comparable (Non-GAAP)	$2,611	$1,562	$2,020	$1,760	$(109)	$141	$(568)	$7,417

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	16	27	63	18	—	142	(87)	30
% Currency Impact	1	0	0	6	—	(11)	(1)	2
% Change — Currency Neutral (Non-GAAP)	15	27	62	13	—	152	(86)	28

% Impact of Items Impacting Comparability (Non-GAAP)	(1)	2	36	2	—	37	7	8
% Change — Comparable (Non-GAAP)	17	25	27	17	—	105	(95)	22
% Comparable Currency Impact (Non-GAAP)	2	0	0	6	—	(10)	0	2
% Change — Comparable Currency Neutral (Non-GAAP)	15	25	26	11	—	115	(95)	20
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions unless noted)

Operating Margin:
	Three Months Ended October 1, 2021	Three Months Ended September 25, 2020	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	28.85%	26.56%	229
Items Impacting Comparability (Non-GAAP)	(1.15)%	(3.85)%
Comparable Operating Margin (Non-GAAP)	30.00%	30.41%	(41)
Comparable Currency Impact (Non-GAAP)	0.40%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	29.60%	30.41%	(81)
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	0.00%	(0.04)%
Underlying Operating Margin (Non-GAAP)	29.60%	30.45%	(85)

	Nine Months Ended October 1, 2021	Nine Months Ended September 25, 2020	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	29.58%	27.29%	229
Items Impacting Comparability (Non-GAAP)	(1.31)%	(3.11)%
Comparable Operating Margin (Non-GAAP)	30.89%	30.40%	49
Comparable Currency Impact (Non-GAAP)	(0.03)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	30.92%	30.40%	52
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	0.00%	(0.13)%
Underlying Operating Margin (Non-GAAP)	30.92%	30.53%	39

Free Cash Flow:
	Nine Months Ended October 1, 2021	Nine Months Ended September 25, 2020	$ Change
Net Cash Provided by Operating Activities (GAAP)	$9,231	$6,220	$3,011
Purchases of Property, Plant and Equipment (GAAP)	(728)	(759)	31
Free Cash Flow (Non-GAAP)	$8,503	$5,461	$3,042

Projected 2021 Free Cash Flow (In billions):
Year Ending December 31, 2021
Net Cash Provided by Operating Activities (GAAP)[1]	$12.0
Purchases of Property, Plant and Equipment (GAAP)	(1.5)
Projected Free Cash Flow (Non-GAAP)	$10.5
1 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, Powerade, Costa, Georgia, Gold Peak, Honest and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, the negative impacts of, and continuing uncertainties associated with the scope, severity and duration of the global COVID-19 pandemic and any resurgences of the pandemic, including the number of people contracting the virus, the impact of shelter-in-place and social distancing requirements, the impact of governmental actions across the globe to contain the virus, vaccine availability, rates of vaccination, the effectiveness of vaccines against existing and new variants of the virus, governmental or other vaccine mandates and potential associated business and supply chain disruptions, and the substance and pace of the post-pandemic economic recovery; an inability to realize the economic benefits from our productivity initiatives, including our reorganization and related strategic realignment initiatives; an inability to attract or retain a highly skilled and diverse workforce; increased competition; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages, labor shortages or labor unrest; an inability to be successful in our innovation activities; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; increased cost, disruption of supply or shortage of energy or fuel; increased cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; an inability to successfully manage new product launches; obesity and other health-related concerns; evolving consumer product and shopping preferences; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; an inability to maintain good relationships with our bottling partners; deterioration in our bottling partners’ financial condition; an inability to successfully integrate and manage consolidated bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the U.S. Internal Revenue Service (“IRS”); the possibility that the assumptions used to calculate our estimated aggregate incremental tax and interest liability related to the potential unfavorable outcome of the ongoing tax dispute with the IRS could significantly change; increased or new indirect taxes in the United States and throughout the world; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; fluctuations in foreign currency exchange rates; interest rate increases; unfavorable general economic conditions in the United States and international markets; an inability to achieve our overall long-term growth objectives; default by or failure of one or more of our counterparty financial institutions; impairment charges; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster Beverage Corporation; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; failure to digitize the Coca-Cola system; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; increasing concerns about the environmental impact of plastic bottles and other plastic packaging materials; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; climate change and legal or regulatory responses thereto; adverse weather conditions; and other risks discussed in our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2020 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.